Exhibit 99.1

Enerpac Tool Group Reports First Quarter Fiscal 2022 Results

First Quarter of Fiscal 2022 Highlights*

  Net sales from continuing operations were $131 million in the first quarter of fiscal 2022.
  Consolidated core sales for the quarter increased 9% year over year.
  GAAP operating margin from continuing operations was 4.9% and adjusted operating margin from continuing operations was 9.9% for the quarter ended November 30, 2021.
  Adjusted EBITDA margin from continuing operations was 13.4% in the first quarter of fiscal 2022.
  GAAP diluted earnings per share (“EPS”) from continuing operations was $0.05 and adjusted diluted EPS from continuing operations was $0.16 in the first quarter of fiscal 2022.
  Leverage (Net Debt to Adjusted EBITDA) was 0.7x at November 30, 2021.
  Reiterating full-year guidance for fiscal 2022.

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--December 21, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal first quarter ended November 30, 2021.

“Since joining Enerpac Tool Group in early October, I have been excited by our solid foundation, exceptional products, global footprint and strong balance sheet. I believe that Enerpac is well positioned for further growth and profitability,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO. “As we expected, our performance in the first quarter was impacted by global supply chain, logistics and inflationary pressures. That said, we continued to see solid demand for our products and we are encouraged by the continued improvements in many of our vertical markets.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended
	November 30, 2021	November 30, 2020
Net Sales	$130.9	$119.4
Net Income	$3.2	$4.8
Earnings Per Share	$0.05	$0.08
Adjusted Diluted Earnings Per Share	$0.16	$0.09

  Consolidated net sales from continuing operations for the first quarter of fiscal 2022 were $130.9 million compared to $119.4 million in the prior year first quarter. Core sales improved 9% year over year, with product sales up 14% and service revenues down 3%. There was minimal impact from foreign currency exchange rates in the quarter.
  Fiscal 2022 first quarter GAAP net income from continuing operations and diluted earnings per share from continuing operations were $3.2 million and $0.05, respectively, compared to net income from continuing operations and diluted EPS of $4.8 million and $0.08, respectively, in the first quarter of fiscal 2021. Fiscal 2022 first quarter net income from continuing operations included:
    a restructuring charge of $2.7 million ($2.7 million, or $0.04 per share, after tax) attributable to the recently announced changes to flatten and simplify the organizational structure; and
    Executive transition and Board search charges of $3.8 million ($3.8 million, or $0.06 per share, after tax).
  Fiscal 2021 first quarter net income from continuing operations included an impairment & divestiture charge of $0.1 million ($0.1 million, or $0.00 per share, after tax); and restructuring charges of $0.2 million ($0.2 million, or $0.00 per share, after tax), primarily related to footprint optimization.
  Excluding the items detailed above, adjusted diluted EPS from continuing operations was $0.16 for the first quarter of fiscal 2022 compared to $0.09 in the comparable prior year period.
Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended
	November 30, 2021	November 30, 2020
Sales	$121.3	$112.2
Operating Profit	$18.1	$17.2
Adjusted Op Profit (1)	$19.6	$17.4
Adjusted Op Profit % (1)	16.2%	15.5%

(1) Excludes $1.6 million of restructuring charges in the first quarter of fiscal 2022 compared to
$0.1 million of restructuring charges and $0.1 million of impairment & divestiture charges in the first quarter of fiscal 2021.

  First quarter fiscal 2022 net sales were $121.3 million, 8% higher than the prior fiscal year’s first quarter net sales. Core sales also increased 8% year over year.
  The increase in revenue is attributable to the global market recovery from the COVID-19 pandemic and to a lesser extent the impact of pricing actions taken to offset inflationary pressures.
  Despite increased material and freight costs, adjusted operating profit margin increased year over year to 16.2% primarily due to increased product sales volume and the associated operating leverage generated in our manufacturing facilities offset by lower service margins due largely to regional mix.

Corporate Expenses and Income Taxes (excluding non-GAAP adjustments)

  Corporate expenses from continuing operations of $5.5 million for the first quarter of fiscal 2022 were $0.8 million lower than the comparable prior year period, primarily resulting from lower equity compensation and health insurance costs offset by higher outside services and wages.
  The fiscal 2022 first quarter effective income tax rate from continuing operations of approximately 15% was lower than the first quarter fiscal 2021 rate of approximately 31%.

Discontinued Operations

Discontinued operations represent the impacts from certain retained liabilities associated with the divestiture of the former EC&S segment on October 31, 2019.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	November 30, 2021	August 31, 2021	November 30, 2020
Cash Balance	$126.5	$140.4	$158.6
Debt Balance	$175.0	$175.0	$255.0
Net Debt to Adjusted EBITDA**	0.7	0.6	1.9

Net debt at November 30, 2021 was approximately $48 million (total debt of $175 million less $127 million of cash), which increased approximately $14 million from the prior quarter. Net Debt to Adjusted EBITDA from continuing operations was 0.7x at November 30, 2021.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Mr. Sternlieb continued, “While we anticipate the macroeconomic headwinds to sustain into the back half of fiscal 2022, our focus remains on growing the business, improving margins and delivering value to all of our stakeholders. We are reviewing all aspects of our business and are looking for opportunities to drive growth and become an even more efficient organization. The actions we are taking, along with the strength of our offerings and the depth of our global relationships, drive our confidence in Enerpac as we move forward. Based on the expectation of continued solid customer demand along with macroeconomic challenges, we are reiterating our full year guidance for fiscal 2022 and continue to expect full year sales in the range of $590 million to $610 million with incremental adjusted EBITDA margins*** of 35% to 45%, excluding the impact of any changes in foreign currency rates.”

***Incremental (or decremental) adjusted EBITDA margin is equivalent to the change in adjusted EBITDA divided by the change in Net Sales for the comparable periods.

Organizational Appointment

In a separate press release issued today, the Company announced the appointment of Mr. Scott Vuchetich as EVP, Marketing and President-Americas.

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, December 21, 2021. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, supply chain risk, material and labor cost increases, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, and employee mobility, and whether site-specific health and safety concerns related to COVID-19 might require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, operating margin risk due to competitive pricing and operating efficiencies, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2021 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit, free cash flow and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a quantitative reconciliation of non-GAAP measures presented for any future period as such a reconciliation is not practicable. Such future-period measures are presented in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2021	2021
Assets
Current assets
Cash and cash equivalents	$126,533	$140,352
Accounts receivable, net	112,293	103,233
Inventories, net	83,614	75,347
Other current assets	38,649	38,503
Total current assets	361,089	357,435

Property, plant and equipment, net	47,732	48,590
Goodwill	273,297	277,593
Other intangible assets, net	51,400	54,545
Other long-term assets	78,950	82,084

Total assets	$812,468	$820,247

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$63,474	$61,958
Accrued compensation and benefits	17,712	21,597
Income taxes payable	5,378	5,674
Other current liabilities	45,072	45,535
Total current liabilities	131,636	134,764

Long-term debt, net	175,000	175,000
Deferred income taxes	4,354	4,397
Pension and postretirement benefit liabilities	17,356	17,783
Other long-term liabilities	74,316	76,105
Total liabilities	402,662	408,049

Shareholders' equity
Capital stock	16,622	16,604
Additional paid-in capital	207,817	202,971
Treasury stock	(667,732)	(667,732)
Retained earnings	956,127	953,339
Accumulated other comprehensive loss	(103,028)	(92,984)
Stock held in trust	(3,092)	(3,067)
Deferred compensation liability	3,092	3,067
Total shareholders' equity	409,806	412,198

Total liabilities and shareholders' equity	$812,468	$820,247

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2021	2020
Net sales	$130,903	$119,430
Cost of products sold	71,277	64,166
Gross profit	59,626	55,264

Selling, general and administrative expenses	48,477	43,710
Amortization of intangible assets	2,005	2,136
Restructuring charges	2,737	210
Impairment & divestiture charges	-	139
Operating profit	6,407	9,069

Financing costs, net	961	1,716
Other expense, net	480	273
Earnings before income tax expense	4,966	7,080

Income tax expense	1,781	2,258
Net earnings from continuing operations	3,185	4,822
Loss from discontinued operations, net of income taxes	(397)	(224)
Net earnings	$2,788	$4,598

Earnings per share from continuing operations
Basic	$0.05	$0.08
Diluted	0.05	0.08

Loss per share from discontinued operations
Basic	$(0.01)	$(0.00)
Diluted	(0.01)	(0.00)

Earnings per share*
Basic	$0.05	$0.08
Diluted	0.05	0.08

Weighted average common shares outstanding
Basic	60,261	59,811
Diluted	60,621	60,092

*The total of Earnings per share from continuing operations and Loss per share from discontinued operations may not equal Earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2021	2020
Operating Activities
Cash (used in) provided by operating activities - continuing operations	$(3,941)	$8,892
Cash used in operating activities - discontinued operations	(785)	(225)
Cash (used in) provided by operating activities	$(4,726)	$8,667

Investing Activities
Capital expenditures	(3,293)	(1,905)
Proceeds from sale of property, plant and equipment	133	47
Cash used in investing activities - continuing operations	(3,160)	(1,858)
Cash provided by investing activities - discontinued operations	-	-
Cash used in investing activities	$(3,160)	$(1,858)

Financing Activities
Borrowings on revolving credit facility	5,000	10,000
Principal repayments on revolving credit facility	(5,000)	(10,000)
Stock options, taxes paid related to the net share settlement of equity awards & other	(1,308)	(174)
Payment of cash dividend	(2,409)	(2,394)
Cash used in financing activities - continuing operations	$(3,717)	$(2,568)
Cash provided by financing activities - discontinued operations	-	750
Cash used in financing activities	$(3,717)	$(1,818)

Effect of exchange rate changes on cash	(2,216)	1,407

Net cash (decrease) increase from continuing operations	(13,034)	5,873
Net cash (decrease) increase from discontinued operations	(785)	525
Net (decrease) increase from cash and cash equivalents	$(13,819)	$6,398
Cash and cash equivalents - beginning of period	140,352	152,170
Cash and cash equivalents - end of period	$126,533	$158,568

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$112,175	$112,739	$133,400	$134,811	$493,125	$121,313	$-	$-	$-	$121,313
Other	7,255	7,915	9,749	10,616	35,535	9,590	-	-	-	9,590
Total	$119,430	$120,654	$143,149	$145,427	$528,660	$130,903	$-	$-	$-	$130,903

% Sales Growth
Industrial Tool & Services Segment	-17%	-9%	44%	31%	8%	8%	-	-	-	8%
Other	-35%	-21%	8%	28%	-8%	32%	-	-	-	32%
Total	-19%	-10%	41%	31%	7%	10%	-	-	-	10%

Operating Profit from Continuing Operations
Industrial Tool & Services Segment	$17,362	$14,880	$25,304	$26,772	$84,318	$19,646	$-	$-	$-	$19,646
Other	(1,662)	(1,834)	14	(968)	(4,450)	(1,257)	-	-	-	(1,257)
Corporate / General	(6,282)	(6,289)	(5,808)	(6,535)	(24,915)	(5,486)	-	-	-	(5,486)
Adjusted operating profit	$9,418	$6,757	$19,510	$19,269	$54,953	$12,903	$-	$-	$-	$12,903
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	-	-	-	-
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	-	-	-	(2,737)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	-	-	-
Executive transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	-	-	-	(3,759)
Operating profit	$9,069	$5,707	$22,747	$13,589	$51,113	$6,407	$-	$-	$-	$6,407

Adjusted Operating Profit %
Industrial Tool & Services Segment	15.5%	13.2%	19.0%	19.9%	17.1%	16.2%	-	-	-	16.2%
Other	-22.9%	-23.2%	0.1%	-9.1%	-12.5%	-13.1%	-	-	-	-13.1%
Adjusted Operating Profit %	7.9%	5.6%	13.6%	13.2%	10.4%	9.9%	-	-	-	9.9%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$-	$-	$-	$3,185
Financing costs, net	1,716	1,338	1,340	870	5,266	961	-	-	-	961
Income tax expense (benefit)	2,258	1	(4,390)	5,895	3,763	1,781	-	-	-	1,781
Depreciation & amortization	5,458	5,507	5,473	5,173	21,611	5,175	-	-	-	5,175
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$-	$-	$-	$11,102

Adjusted EBITDA from Continuing Operations (1)
Industrial Tool & Services Segment	$21,002	$18,210	$28,873	$30,421	$98,506	$22,996	$-	$-	$-	$22,996
Other	(740)	(942)	897	(133)	(918)	(263)	-	-	-	(263)
Corporate / General	(5,659)	(5,788)	(5,327)	(6,121)	(22,896)	(5,135)	-	-	-	(5,135)
Adjusted EBITDA	$14,603	$11,480	$24,443	$24,167	$74,692	$17,598	$-	$-	$-	$17,598
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	-	-	-	-
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	-	-	-	(2,737)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	-	-	-
Executive transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	-	-	-	(3,759)
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$-	$-	$-	$11,102

Adjusted EBITDA %
Industrial Tool & Services Segment	18.7%	16.2%	21.6%	22.6%	20.0%	19.0%	-	-	-	19.0%
Other	-10.2%	-11.9%	9.2%	-1.3%	-2.6%	-2.7%	-	-	-	-2.7%
Adjusted EBITDA %	12.2%	9.5%	17.1%	16.6%	14.1%	13.4%	-	-	-	13.4%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Corporate development & board search fees" used during Fiscal 2021. Costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$4,598	$3,182	$25,031	$5,266	$38,077	$2,788	$-	$-	$-	$2,788
Loss from Discontinued Operations, net of income tax	(224)	(402)	(226)	(1,283)	(2,135)	(397)	-	-	-	(397)
Earnings from Continuing Operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$-	$-	$-	$3,185
Impairment & divestiture charges	139	401	-	5,659	6,198	-	-	-	-	-
Restructuring charges	210	649	1,571	(37)	2,392	2,737	-	-	-	2,737
Gain on sale of facility, net of transaction charges	-	-	(5,359)	-	(5,359)	-	-	-	-	-
Executive transition & board search charges	-	-	551	58	609	3,759	-	-	-	3,759
Net tax effect of reconciling items above	(15)	(100)	2,647	(548)	1,984	42	-	-	-	42
Other income tax benefit	-	(632)	(7,523)	-	(8,155)	-	-	-	-	-
Adjusted Earnings from Continuing Operations	$5,156	$3,902	$17,144	$11,681	$37,881	$9,723	$-	$-	$-	$9,723

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.08	$0.05	$0.41	$0.09	$0.63	$0.05	$-	$-	$-	$0.05
Loss from Discontinued Operations, net of income tax	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)	(0.01)	-	-	-	(0.01)
Earnings from Continuing Operations	$0.08	$0.06	$0.42	$0.11	$0.67	$0.05	$-	$-	$-	$0.05
Impairment & divestiture charges, net of tax effect	0.00	0.01	-	0.08	0.09	-	-	-	-	-
Restructuring charges, net of tax effect	0.00	0.01	0.02	0.00	0.03	0.04	-	-	-	0.04
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.04)	0.00	(0.04)	-	-	-	-	-
Executive transition & board search charges, net of tax effect	-	-	0.01	0.00	0.01	0.06	-	-	-	0.06
Other income tax benefit	-	(0.01)	(0.12)	-	(0.14)	-	-	-	-	-
Adjusted Diluted Earnings per share from Continuing Operations	$0.09	$0.06	$0.28	$0.19	$0.63	$0.16	$-	$-	$-	$0.16

Free Cash Flow (4)
Cash (used in) provided by operating activities	$8,667	$4,579	$11,643	$29,294	$54,183	$(4,726)	$-	$-	$-	$(4,726)
Capital expenditures	(1,905)	(3,725)	(3,874)	(2,515)	(12,019)	(3,293)	-	-	-	(3,293)
Proceeds from sale of property, plant and equipment	47	548	21,806	8	22,409	133	-	-	-	133
Other	(2)	(518)	4,937	182	4,599	-	-	-	-	-
Free Cash Flow	$6,807	$884	$34,512	$26,969	$69,172	$(7,886)	$-	$-	$-	$(7,886)

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912